Exhibit 99.1

Regional Management Corp. Announces First Quarter 2020 Results

- 17.5% year-over-year revenue growth and 18.9% average net finance receivables growth -

- Additional $23.9 million reserve build related to COVID-19 -

- Net loss of $6.3 million and diluted loss per share of $0.56 -

- Available liquidity of $110 million as of May 4, 2020 -

Greenville, South Carolina – May 6, 2020 – Regional Management Corp. (NYSE: RM), a diversified consumer finance company, today announced results for the first quarter ended March 31, 2020.

“As we navigate through this unprecedented time, we are committed to supporting the overall health and well-being of our customers, employees, and communities,” said Robert W. Beck, President and Chief Executive Officer of Regional Management Corp. “Our omni-channel capabilities are serving our customers well and providing them with multiple safe avenues to make payments. We’ve also proactively implemented several borrower assistance programs to help our customers with any challenges, including offering payment deferrals and waiving late fees on deferred payments. Building on our stable 30+ day delinquency position as of March 31st, these programs and the impact from the government stimulus have positioned us well as we closed out the month of April. As of April 30th, our 30+ day contractual delinquencies stood at 5.4%, a reduction of 120 basis points from the end of March.”

“Over the past several years, we have significantly strengthened our balance sheet, our underwriting using custom scorecards, and our credit infrastructure in anticipation of a reversion in the credit cycle,” added Mr. Beck. “As a result, as of May 4, 2020, we have $110 million of available liquidity, and we believe we have more than ample liquidity to operate through 2021 without needing to access the securitization market. As we focus in the near term on our liquidity, our credit, and serving our customers, we believe we are fundamentally well-positioned and comfortably capitalized to manage through the current economic environment and to expand volumes and operating leverage as the economy rebounds.”

First Quarter 2020 Highlights

•

Net loss for the first quarter of 2020 was $6.3 million and diluted loss per share was $0.56, compared to net income of $8.1 million and diluted earnings per share of $0.67 in the prior-year period. The net loss was due primarily to the build in the reserves related to the expected economic impact of the COVID-19 pandemic, including $23.9 million of allowance for credit losses and a $1.3 million reserve for unemployment insurance claims. Excluding the COVID-19 reserve build and $4.9 million of non-operating costs related to the executive transition and loan management system outage, the company generated non-GAAP net income of $12.8 million, or $1.14 per diluted share.

•	Net finance receivables as of March 31, 2020 were $1.1 billion, an increase of 18.4%, or $171.4 million, from the prior-year period.

•	Total core small and large loan net finance receivables increased $191.9 million, or 21.8%, compared to the prior-year period.

•

Large loan net finance receivables of $632.6 million increased $177.5 million, or 39.0%, from the prior-year period and represented 57.4% of the total loan portfolio. Small loan net finance receivables as of March 31, 2020 were $440.3 million, an increase of 3.4% over the prior-year period.

•	Total revenue for the first quarter of 2020 was $96.1 million, a $14.3 million, or 17.5%, increase from the prior-year period.

•	Interest and fee income increased 17.1%, driven by an 18.9% increase in average net finance receivables compared to the prior-year period.

•

Insurance income, net increased $1.8 million, driven by an increase in premium revenue and a decrease in non-file insurance claims expense (due to the previously disclosed change in business practice to lower the utilization of non-file insurance). Insurance income, net included a $1.3 million reserve for COVID-19 unemployment insurance claims.

•

Provision for credit losses for the first quarter of 2020 was $49.5 million, an increase of $26.2 million, or 112.1%, from the prior-year period. The increase was primarily due to a build in the allowance for credit losses of $23.9 million related to the expected economic impact of the COVID-19 pandemic. The company ran several macroeconomic stress scenarios, and its final forecast included a 34% peak-to-trough decrease in GDP in the second quarter of 2020 and unemployment increasing to 20% in the second quarter of 2020, with a decline to 7% by mid-2021.

•	Annualized net credit losses as a percentage of average net finance receivables were 10.5%, a 20 basis point improvement from 10.7% in the prior-year period.

•

30+ day contractual delinquencies as of March 31, 2020 were 6.6%, compared to 6.9% in the prior-year period. The delinquency rate in the first quarter of 2020 included 0.1% from the system outage in January, and the rate in the first quarter of 2019 included 0.4% related to hurricane-affected branches. 30+ day contractual delinquencies stood at 5.4% as of April 30, 2020, a decrease of 120 basis points from March 31, 2020.

•

General and administrative expenses for the first quarter of 2020 were $46.2 million, an increase of $8.1 million, or 21.1%, from the prior-year period. The operating expense ratio (annualized general and administrative expenses as a percentage of average net finance receivables) was 16.5%, an increase of 30 basis points from the prior-year period. General and administrative expenses for the first quarter of 2020 included non-operating costs of $3.1 million related to the executive transition and $0.7 million due to the system outage. The first quarter of 2020 also included $0.7 million of incremental costs related to new branches that opened since the prior-year period.

•

In March 2020, the company drew down $50 million on its senior revolving credit facility in a prudent measure to maintain additional cash on hand. As of March 31, 2020, the company had total unused capacity on its revolving credit facilities of approximately $400 million, subject to the borrowing base.

•	As of May 4, 2020, the company has available liquidity of $110 million, including approximately $50 million of cash on hand.

2020 De Novo Outlook

As of March 31, 2020, the company’s branch network consisted of 368 locations. Due to the economic uncertainty related to the COVID-19 pandemic, the company has temporarily paused its plans to open additional de novo branches and will provide an update once there is more visibility.

Liquidity and Capital Resources

As of March 31, 2020, the company had finance receivables of $1.1 billion and outstanding long-term debt of $777.8 million ($775.6 million of outstanding debt and $2.3 million of interest payable), consisting of:

•	$312.1 million on its $640.0 million senior revolving credit facility,

•	$54.9 million on its $125.0 million revolving warehouse credit facility, and

•	$410.8 million through its asset-backed securitizations.

The company’s unused capacity on its revolving credit facilities (subject to the borrowing base) was $399.5 million, or 52.2%, as of March 31, 2020.

The company had a funded debt-to-equity ratio of 3.1 to 1.0 and a stockholders’ equity ratio of 23.3% as of March 31, 2020. On a non-GAAP basis, the company had a funded debt-to-tangible equity ratio of 3.2 to 1.0 as of March 31, 2020. Please refer to the reconciliations of non-GAAP measures to comparable GAAP measures included at the end of this press release.

Conference Call Information

Regional Management Corp. will host a conference call and webcast today at 5:00 PM ET to discuss these results.

The dial-in number for the conference call is (855) 327-6837 (toll-free) or (631) 891-4304 (direct). Please dial the number 10 minutes prior to the scheduled start time.

*** A supplemental slide presentation will be made available on Regional’s website prior to the earnings call at www.RegionalManagement.com. ***

In addition, a live webcast of the conference call will be available on Regional’s website at www.RegionalManagement.com.

A replay will be available following the end of the call through Wednesday, May 13, 2020, by telephone at (844) 512-2921 (toll-free) or (412) 317-6671 (international), passcode 10009289. A webcast replay of the call will be available at www.RegionalManagement.com for one year following the call.

About Regional Management Corp.

Regional Management Corp. (NYSE: RM) is a diversified consumer finance company that provides attractive, easy-to-understand installment loan products primarily to customers with limited access to consumer credit from banks, thrifts, credit card companies, and other lenders. Regional Management operates under the name “Regional Finance” in 368 branch locations across 11 states in the Southeastern, Southwestern, Mid-Atlantic, and Midwestern United States, as of March 31, 2020. Most of its loan products are secured, and each is structured on a fixed rate, fixed term basis with fully amortizing equal monthly installment payments, repayable at any time without penalty. Regional Management sources loans through its multiple channel platform, which includes branches, centrally-managed direct mail campaigns, digital partners, retailers, and its consumer website. For more information, please visit www.RegionalManagement.com.

Forward-Looking Statements

This press release may contain various “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are not statements of historical fact but instead represent Regional Management Corp.’s expectations or beliefs concerning future events. Forward-looking statements include, without limitation, statements concerning future plans, objectives, goals, projections, strategies, events, or performance, and underlying assumptions and other statements related thereto. Words such as “may,” “will,” “should,” “likely,” “anticipates,” “expects,” “intends,” “plans,” “projects,” “believes,” “estimates,” “outlook,” and similar expressions may be used to identify these forward-looking statements. Such forward-looking statements speak only as of the date on which they were made and are about matters that are inherently subject to risks and uncertainties, many of which are outside of the control of Regional Management. As a result, actual performance and results may differ materially from those contemplated by these forward-looking statements. Therefore, investors should not place undue reliance on forward-looking statements.

Factors that could cause actual results or performance to differ from the expectations expressed or implied in forward-looking statements include, but are not limited to, the following: changes in general economic conditions, including levels of unemployment and bankruptcies; the impact of the recent outbreak of a novel coronavirus (COVID-19), including on Regional Management’s access to liquidity and the credit risk of Regional Management’s finance receivable portfolio; risks associated with Regional Management’s ability to timely and effectively implement, transition to, and maintain the necessary information technology systems, infrastructure, processes, and controls to support its operations and initiatives; risks associated with Regional Management’s loan origination and servicing software system, including the risk of prolonged system outages; risks related to opening new branches, including the ability or inability to open new branches as planned; risks inherent in making loans, including credit risk, repayment risk, and value of collateral, which risks may increase in light of adverse or recessionary economic conditions; risks associated with the implementation of new underwriting models and processes, including as to the effectiveness of new custom scorecards; risks relating to Regional Management’s asset-backed securitization transactions; changes in interest rates; the risk that Regional Management’s existing sources of liquidity become insufficient to satisfy its needs or that its access to these sources becomes unexpectedly restricted; changes in federal, state, or local laws, regulations, or regulatory policies and practices, and risks associated with the manner in which laws and regulations are interpreted, implemented, and enforced; changes in accounting standards, rules, and interpretations, and the failure of related assumptions and estimates, including those associated with the implementation of current expected credit loss (CECL) accounting; the impact of changes in tax laws, guidance, and interpretations; the timing and amount of revenues that may be recognized by Regional Management; changes in current revenue and expense trends (including trends affecting delinquencies and credit losses); changes in Regional Management’s markets and general changes in the economy (particularly in the markets served by Regional Management); changes in the competitive environment in which Regional Management operates or a decrease in the demand for its products; risks related to acquisitions; changes in operating and administrative expenses; and the departure, transition, or replacement of key personnel. The COVID-19 pandemic may also magnify many of these risks and uncertainties.

The foregoing factors and others are discussed in greater detail in Regional Management’s filings with the Securities and Exchange Commission. Regional Management will not update or revise forward-looking statements to reflect events or circumstances after the date of this press release or to reflect the occurrence of unanticipated events or the non-occurrence of anticipated events, whether as a result of new information, future developments, or otherwise, except as required by law. Regional Management is not responsible for changes made to this document by wire services or Internet services.

Contact

Investor Relations
Garrett Edson, (203) 682-8331
investor.relations@regionalmanagement.com

Regional Management Corp. and Subsidiaries

Consolidated Statements of Income

(Unaudited)

(in thousands, except per share amounts)

			Better (Worse)
	1Q 20	1Q 19	$	%
Revenue
Interest and fee income	$86,997	$74,322	$12,675	17.1%
Insurance income, net	5,949	4,113	1,836	44.6%
Other income	3,128	3,313	(185)	(5.6)%

Total revenue	96,074	81,748	14,326	17.5%

Expenses
Provision for credit losses	49,522	23,343	(26,179)	(112.1)%

Personnel	29,511	22,393	(7,118)	(31.8)%
Occupancy	5,771	6,165	394	6.4%
Marketing	1,686	1,651	(35)	(2.1)%
Other	9,275	7,974	(1,301)	(16.3)%

Total general and administrative	46,243	38,183	(8,060)	(21.1)%

Interest expense	10,159	9,721	(438)	(4.5)%

Income (loss) before income taxes	(9,850)	10,501	(20,351)	(193.8)%
Income taxes	(3,525)	2,393	5,918	247.3%

Net income (loss)	$(6,325)	$8,108	$(14,433)	(178.0)%

Net income (loss) per common share:
Basic	$(0.58)	$0.69	$(1.27)	(184.1)%

Diluted	$(0.56)	$0.67	$(1.23)	(183.6)%

Weighted-average shares outstanding:
Basic	10,897	11,712	815	7.0%

Diluted	11,253	12,076	823	6.8%

Return on average assets (annualized)	(2.3)%	3.4%

Return on average equity (annualized)	(9.4)%	11.5%

Regional Management Corp. and Subsidiaries

Consolidated Balance Sheets

(Unaudited)

(in thousands, except par value amounts)

			Increase (Decrease)
	1Q 20	1Q 19	$	%
Assets
Cash	$14,668	$2,331	$12,337	529.3%
Net finance receivables	1,102,285	930,844	171,441	18.4%
Unearned insurance premiums	(28,183)	(18,594)	(9,589)	(51.6)%
Allowance for credit losses	(142,400)	(56,400)	(86,000)	(152.5)%

Net finance receivables, less unearned insurance premiums and allowance for credit losses	931,702	855,850	75,852	8.9%
Restricted cash	54,649	38,917	15,732	40.4%
Lease assets	26,729	24,831	1,898	7.6%
Property and equipment	15,155	14,181	974	6.9%
Intangible assets	9,144	9,722	(578)	(5.9)%
Deferred tax asset	20,025	—	20,025	100.0%
Other assets	6,818	7,635	(817)	(10.7)%

Total assets	$1,078,890	$953,467	$125,423	13.2%

Liabilities and Stockholders’ Equity
Liabilities:
Long-term debt	$777,847	$628,786	$149,061	23.7%
Unamortized debt issuance costs	(8,581)	(8,338)	(243)	(2.9)%

Net long-term debt	769,266	620,448	148,818	24.0%
Accounts payable and accrued expenses	29,459	17,470	11,989	68.6%
Lease liabilities	28,803	26,474	2,329	8.8%
Deferred tax liability	—	1,259	(1,259)	(100.0)%

Total liabilities	827,528	665,651	161,877	24.3%
Stockholders’ equity:
Preferred stock ($0.10 par value, 100,000 shares authorized, no shares issued or outstanding)	—	—	—	—
Common stock ($0.10 par value, 1,000,000 shares authorized, 13,659 shares issued and 11,175 shares outstanding at March 31, 2020 and 13,465 shares issued and 11,919 shares outstanding at March 31, 2019)	1,366	1,347	19	1.4%
Additional paid-in capital	103,488	99,310	4,178	4.2%
Retained earnings	196,582	212,205	(15,623)	(7.4)%
Treasury stock (2,484 shares at March 31, 2020 and 1,546 shares at March 31, 2019)	(50,074)	(25,046)	(25,028)	(99.9)%

Total stockholders’ equity	251,362	287,816	(36,454)	(12.7)%

Total liabilities and stockholders’ equity	$1,078,890	$953,467	$125,423	13.2%

Regional Management Corp. and Subsidiaries

Selected Financial Data

(Unaudited)

(in thousands, except per share amounts)

	Net Finance Receivables by Product
	1Q 20	4Q 19	QoQ $ Inc (Dec)	QoQ % Inc (Dec)	1Q 19	YoY $ Inc (Dec)	YoY % Inc (Dec)
Small loans	$440,286	$467,614	$(27,328)	(5.8)%	$425,849	$14,437	3.4%
Large loans	632,589	632,067	522	0.1%	455,119	177,470	39.0%

Total core loans	1,072,875	1,099,681	(26,806)	(2.4)%	880,968	191,907	21.8%
Automobile loans	7,532	9,640	(2,108)	(21.9)%	20,556	(13,024)	(63.4)%
Retail loans	21,878	24,083	(2,205)	(9.2)%	29,320	(7,442)	(25.4)%

Total net finance receivables	$1,102,285	$1,133,404	$(31,119)	(2.7)%	$930,844	$171,441	18.4%

Number of branches at period end	368	366	2	0.5%	360	8	2.2%
Average net finance receivables per branch	$2,995	$3,097	$(102)	(3.3)%	$2,586	$409	15.8%

	Averages and Yields
	1Q 20		4Q 19		1Q 19
	Average Net Finance Receivables	Average Yield (Annualized)	Average Net Finance Receivables	Average Yield (Annualized)	Average Net Finance Receivables	Average Yield (Annualized)
Small loans	$458,132	36.7%	$458,391	38.1%	$438,891	37.7%
Large loans	633,510	27.5%	604,137	28.2%	452,541	27.1%
Automobile loans	8,618	13.5%	10,754	14.7%	23,279	14.8%
Retail loans	23,056	17.8%	25,128	19.4%	30,052	18.6%

Total interest and fee yield	$1,123,316	31.0%	$1,098,410	32.0%	$944,763	31.5%

Total revenue yield	$1,123,316	34.2%	$1,098,410	35.7%	$944,763	34.6%

	Components of Increase in Interest and Fee Income 1Q 20 Compared to 1Q 19 Increase (Decrease)
	Volume	Rate	Volume & Rate	Net
Small loans	$1,816	$(1,122)	$(50)	$644
Large loans	12,258	509	203	12,970
Automobile loans	(543)	(76)	48	(571)
Retail loans	(325)	(56)	13	(368)
Product mix	840	(408)	(432)	—

Total increase in interest and fee income	$14,046	$(1,153)	$(218)	$12,675

	Net Loans Originated (1) (2)
	1Q 20	4Q 19	QoQ $ Inc (Dec)	QoQ % Inc (Dec)	1Q 19	YoY $ Inc (Dec)	YoY % Inc (Dec)
Small loans	$120,024	$180,967	$(60,943)	(33.7)%	$129,245	$(9,221)	(7.1)%
Large loans	105,648	174,341	(68,693)	(39.4)%	84,068	21,580	25.7%
Retail loans	3,573	3,833	(260)	(6.8)%	6,197	(2,624)	(42.3)%

Total net loans originated	$229,245	$359,141	$(129,896)	(36.2)%	$219,510	$9,735	4.4%

(1)	Represents the balance of loan origination and refinancing net of unearned finance charges.
(2)	The company ceased originating automobile loans in November 2017.

	Other Key Metrics
	1Q 20	4Q 19	1Q 19
Net credit losses	$29,422	$24,739	$25,243
Percentage of average net finance receivables (annualized)	10.5%	9.0%	10.7%

Provision for credit losses (1)	$49,522	$26,039	$23,343
Percentage of average net finance receivables (annualized)	17.6%	9.5%	9.9%
Percentage of total revenue	51.5%	26.6%	28.6%

General and administrative expenses (2) (3)	$46,243	$40,891	$38,183
Percentage of average net finance receivables (annualized)	16.5%	14.9%	16.2%
Percentage of total revenue	48.1%	41.7%	46.7%

Same store results (4):
Net finance receivables at period-end	$1,093,701	$1,109,488	$920,287
Net finance receivable growth rate	17.6%	17.2%	12.0%
Number of branches in calculation	351	337	337

(1)	Includes COVID-19 pandemic impacts to provision for credit losses of $23,900 for 1Q 20.
(2)	Includes non-operating executive transition costs of $3,066 for 1Q 20.
(3)	Includes non-operating loan management system outage costs of $720 for 1Q 20.
(4)	Same store sales reflect the change in year-over-year sales for the comparable branch base. The comparable branch base includes those branches open for at least one year.

	Contractual Delinquency by Aging
	1Q 20		4Q 19		1Q 19
Allowance for credit losses (1)	$142,400	12.9%	$62,200	5.5%	$56,400	6.1%

Current	931,032	84.4%	949,204	83.8%	780,439	83.8%
1 to 29 days past due	98,896	9.0%	104,690	9.2%	86,497	9.3%

Delinquent accounts:
30 to 59 days	20,907	1.9%	25,276	2.2%	18,172	2.0%
60 to 89 days	16,456	1.5%	18,781	1.7%	13,924	1.5%
90 to 119 days	11,889	1.1%	13,916	1.2%	11,808	1.2%
120 to 149 days	12,059	1.1%	11,656	1.0%	9,955	1.1%
150 to 179 days	11,046	1.0%	9,881	0.9%	10,049	1.1%

Total contractual delinquency (2) (3)	$72,357	6.6%	$79,510	7.0%	$63,908	6.9%

Total net finance receivables	$1,102,285	100.0%	$1,133,404	100.0%	$930,844	100.0%

1 day and over past due	$171,253	15.6%	$184,200	16.2%	$150,405	16.2%

	Contractual Delinquency by Product
	1Q 20		4Q 19		1Q 19
Small loans	$37,662	8.6%	$42,375	9.1%	$35,086	8.2%
Large loans	32,201	5.1%	33,921	5.4%	25,145	5.5%
Automobile loans	508	6.7%	755	7.8%	1,535	7.5%
Retail loans	1,986	9.1%	2,459	10.2%	2,142	7.3%

Total contractual delinquency (2) (3)	$72,357	6.6%	$79,510	7.0%	$63,908	6.9%

(1)	Includes incremental COVID-19 allowance for credit losses of $23,900 in 1Q 20.
(2)	Includes 0.1% delinquency related to the loan management system outage in 1Q 20.
(3)	Includes 0.4% delinquency related to hurricane-affected branches in 1Q 19.

	Income Statement Quarterly Trend
	1Q 19	2Q 19	3Q 19	4Q 19	1Q 20	QoQ $ B(W)	YoY $ B(W)
Revenue
Interest and fee income	$74,322	$75,974	$83,089	$87,784	$86,997	$(787)	$12,675
Insurance income, net	4,113	5,066	5,087	6,551	5,949	(602)	1,836
Other income	3,313	3,234	3,531	3,649	3,128	(521)	(185)

Total revenue	81,748	84,274	91,707	97,984	96,074	(1,910)	14,326

Expenses
Provision for credit losses	23,343	25,714	24,515	26,039	49,522	(23,483)	(26,179)

Personnel	22,393	22,511	23,791	25,305	29,511	(4,206)	(7,118)
Occupancy	6,165	6,210	6,367	5,876	5,771	105	394
Marketing	1,651	2,261	2,397	1,897	1,686	211	(35)
Other	7,974	6,761	7,612	7,813	9,275	(1,462)	(1,301)

Total general and administrative	38,183	37,743	40,167	40,891	46,243	(5,352)	(8,060)

Interest expense	9,721	9,771	10,348	10,285	10,159	126	(438)

Income (loss) before income taxes	10,501	11,046	16,677	20,769	(9,850)	(30,619)	(20,351)
Income taxes	2,393	2,677	4,105	5,086	(3,525)	8,611	5,918

Net income (loss)	$8,108	$8,369	$12,572	$15,683	$(6,325)	$(22,008)	$(14,433)

Net income (loss) per common share:
Basic	$0.69	$0.71	$1.11	$1.44	$(0.58)	$(2.02)	$(1.27)

Diluted	$0.67	$0.70	$1.08	$1.38	$(0.56)	$(1.94)	$(1.23)

Weighted-average shares outstanding:
Basic	11,712	11,706	11,302	10,893	10,897	(4)	815

Diluted	12,076	12,022	11,677	11,327	11,253	74	823

Net interest margin	$72,027	$74,503	$81,359	$87,699	$85,915	$(1,784)	$13,888

Net credit margin	$48,684	$48,789	$56,844	$61,660	$36,393	$(25,267)	$(12,291)

	Balance Sheet Quarterly Trend
	1Q 19	2Q 19	3Q 19	4Q 19	1Q 20	QoQ $ Inc (Dec)	YoY $ Inc (Dec)
Total assets	$953,467	$1,019,316	$1,086,172	$1,158,540	$1,078,890	$(79,650)	$125,423

Net finance receivables	$930,844	$994,980	$1,067,086	$1,133,404	$1,102,285	$(31,119)	$171,441

Allowance for credit losses	$56,400	$57,200	$60,900	$62,200	$142,400	$80,200	$86,000

Long-term debt	$628,786	$689,310	$743,835	$808,218	$777,847	$(30,371)	$149,061

	Other Key Metrics Quarterly Trend
	1Q 19	2Q 19	3Q 19	4Q 19	1Q 20	QoQ Inc (Dec)	YoY Inc (Dec)
Interest and fee yield (annualized)	31.5%	31.8%	32.1%	32.0%	31.0%	(1.0)%	(0.5)%

Efficiency ratio (1)	46.7%	44.8%	43.8%	41.7%	48.1%	6.4%	1.4%

Operating expense ratio (2)	16.2%	15.8%	15.5%	14.9%	16.5%	1.6%	0.3%

30+ contractual delinquency	6.9%	6.3%	6.5%	7.0%	6.6%	(0.4)%	(0.3)%

Net credit loss ratio (3)	10.7%	10.4%	8.1%	9.0%	10.5%	1.5%	(0.2)%

Book value per share	$24.15	$24.88	$26.00	$27.49	$22.49	$(5.00)	$(1.66)

(1)	General and administrative expenses as a percentage of total revenue.
(2)	Annualized general and administrative expenses as a percentage of average net finance receivables.
(3)	Annualized net credit losses as a percentage of average net finance receivables.

Non-GAAP Financial Measures

In addition to financial measures presented in accordance with generally accepted accounting principles (“GAAP”), this press release contains certain non-GAAP financial measures. The company’s management utilizes non-GAAP measures as additional metrics to aid in, and enhance, its understanding of the company’s financial results. Tangible equity and funded debt-to-tangible equity ratio are non-GAAP measures that adjust GAAP measures to exclude intangible assets. Management uses these equity measures to evaluate and manage the company’s capital and leverage position. The company also believes that these equity measures are commonly used in the financial services industry and provide useful information to users of the company’s financial statements in the evaluation of its capital and leverage position. In addition, the company has presented non-GAAP measures that adjust for the impacts of the COVID-19 pandemic, the executive transition, and the loan management system outage. The company believes that these non-GAAP measures provide useful information by excluding certain material items that may not be indicative of our core operating results. As a result, the company believes that the non-GAAP measures that it has presented will allow for a better evaluation of the operating performance of the business.

This non-GAAP financial information should be considered in addition to, not as a substitute for or superior to, measures of financial performance prepared in accordance with GAAP. In addition, the company’s non-GAAP measures may not be comparable to similarly titled non-GAAP measures of other companies. The following tables provide a reconciliation of GAAP measures to non-GAAP measures.

1Q 20
Long-term debt	$777,847

Total stockholders’ equity	251,362
Less: Intangible assets	9,144

Tangible equity (non-GAAP)	$242,218

Funded debt-to-equity ratio	3.1x
Funded debt-to-tangible equity ratio (non-GAAP)	3.2x

	Non-GAAP Reconciliation
	1Q 20
	GAAP Results	COVID-19 Impact (1)	Non-Operating Items (2)	Non-GAAP Results
Total revenue	$96,074	$1,326	$419	$97,819
Provision for credit losses	49,522	(23,900)	(674)	24,948
Total general and administrative expense	46,243	—	(3,786)	42,457
Interest expense	10,159	—	23	10,182

Income (loss) before income taxes	(9,850)	25,226	4,856	20,232
Income taxes	(3,525)	9,157	1,763	7,395

Net income (loss)	$(6,325)	$16,069	$3,093	$12,837

Diluted earnings (losses) per share	$(0.56)	$1.43	$0.27	$1.14

Diluted share count	11,253	11,253	11,253	11,253

(1)	COVID-19 impact includes $23,900 for allowance for credit losses and a $1,326 reserve for unemployment insurance claims.
(2)	Non-operating items include costs of $3,066 related to the executive transition and $1,790 related to the loan management system outage.